Exhibit 99.1
Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter and Fiscal 2022 Results
2022 Fourth Quarter Highlights – comparisons to the prior year quarter
•Net earnings per diluted share increased 16% to $4.55
◦Increased 15% to $5.02, excluding mark-to-market adjustments on technology investments, homebuilding impairments and deposit write-offs (collectively, "adjustments")
•Net earnings increased 11% to $1.3 billion
◦Increased 10% to $1.5 billion, excluding adjustments
•Deliveries increased 13% to 20,064 homes
•New orders decreased 15% to 13,200 homes; new orders dollar value decreased 24% to $5.5 billion
•Backlog decreased 21% to 18,869 homes; backlog dollar value decreased 23% to $8.7 billion
•Total revenues increased 21% to $10.2 billion
•Homebuilding operating earnings increased 4% to $1.8 billion
◦Gross margin on home sales of 24.8%
▪Pre-impairment gross margin on home sales of 25.3% - down 270 basis points ("bps")
◦S,G&A expenses as a % of revenues from home sales improved 20 bps to 5.8%
◦Net margin on home sales of 19.0%
•Financial Services operating earnings of $124.8 million, compared to operating earnings of $111.2 million
•Multifamily operating earnings of $14.8 million, compared to operating earnings of $9.3 million
•Lennar Other operating loss of $106.1 million, compared to operating loss of $176.2 million
•Homebuilding cash and cash equivalents of $4.6 billion
•Years supply of owned homesites improved to 2.5 years, compared to 3.0 years
•Controlled homesites increased to 63%, compared to 59%
•No outstanding borrowings under the Company's $2.6 billion revolving credit facility
•Homebuilding debt to total capital improved to 14.4%, compared to 18.3%
2022 Fiscal Year Highlights – comparisons to the prior year
•Net earnings, deliveries and revenues for 2022 were the highest in the Company's history
•Net earnings per diluted share increased 10% to $15.72
◦Increased 38% to $17.91, excluding adjustments
•Net earnings increased 4% to $4.6 billion
◦Increased 29% to $5.2 billion, excluding adjustments
•Deliveries increased 11% to 66,399 homes
•New orders decreased 5% to 61,105 homes
•Total revenues increased 24% to $33.7 billion
•Net margin on home sales improved 170 bps to 21.4%
•Retired early $575 million of homebuilding senior notes due November 2022
•Repurchased 11 million shares of Lennar common stock for $967.4 million
(more)

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Miami, December 14, 2022 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2022. Fourth quarter net earnings attributable to Lennar in 2022 were $1.3 billion, or $4.55 per diluted share, compared to $1.2 billion, or $3.91 per diluted share in the fourth quarter of 2021. Net earnings attributable to Lennar for the year ended November 30, 2022 were $4.6 billion, or $15.72 per diluted share, compared to $4.4 billion, or $14.27 per diluted share for the year ended November 30, 2021. Excluding mark-to-market adjustments on technology investments in both years, and homebuilding impairments and deposit write-offs in 2022, fourth quarter net earnings attributable to Lennar in 2022 were $1.5 billion, or $5.02 per diluted share, compared to fourth quarter net earnings attributable to Lennar in 2021 of $1.3 billion, or $4.36 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, "We are pleased to announce our fourth quarter results which were consistent with our previously articulated strategies. In the fourth quarter, our earnings were $1.3 billion, or $4.55 per diluted share, compared to $1.2 billion, or $3.91 per diluted share for the fourth quarter last year. Excluding mark-to-market losses on our technology investments, homebuilding impairments and deposit write-offs, fourth quarter earnings were $1.5 billion, or $5.02 per diluted share, compared to $1.3 billion, or $4.36 per diluted share for the fourth quarter last year, excluding mark-to-market losses, a 10% and 15% increase year over year, respectively."
Mr. Miller continued, “In the fourth quarter, consistent with our strategy of maintaining tight inventory control, our home deliveries were 20,064, up 13% over last year, and in line with our guidance estimate given at the beginning of the quarter. Additionally, we produced a pre-impairment homebuilding gross margin of 25.3% and homebuilding S,G&A expenses of 5.8%, leading to a 19.5% pre-impairment net margin. Our gross margin declined by 270 basis points year-over-year as we adjusted the price of both our new home sales and homes in backlog to market to reduce cancellation rates and promote deliveries.”
“We matched our starts pace to sales pace and drove sales by our “pricing to market” to turn inventory, generate cash, and maximize returns. Accordingly, our new orders in the fourth quarter were down 15%, year over year, which compares favorably to reported market conditions, including a cancellation rate of 26%, compared to 12% last year. Our sales volume and pricing have clearly been impacted by rising interest rates, but there remains a significant national shortage of housing, especially workforce housing, and there is still demand as we navigate the rebalance between price and interest rates.”
“We have also remained very focused on our balance sheet and liquidity. Accordingly, at year end, we had homebuilding debt to capital of 14.4%, the lowest in our history, no borrowings on our $2.6 billion revolver and cash of $4.6 billion. With liquidity of $7.2 billion and no debt maturing until fiscal 2024, our balance sheet has never been in a stronger position than it is today.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, "Much of our balance sheet and inventory management progress was driven by our land strategy, while simultaneously driving sales, deliveries and managing production. During the quarter, we reassessed every deal in our land pipeline and worked with our strong land relationships to improve the underwriting on many deals. Our ending community count for the quarter was

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1,208, which was up slightly from the third quarter. We also continued to make significant progress on our land light strategy. This was evidenced by our years supply of owned homesites improving to 2.5 years from 3.0 years and our controlled homesite percentage increasing to 63% from 59% year over year.”
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, "During the quarter, consistent with our strategy of cost control and cycle time reduction, our homebuilding machine continued to be intensely focused on carefully managing production. Our cycle time during the quarter was flat sequentially, indicating that the well documented supply chain and labor issues that impacted our productivity are beginning to become more manageable and perhaps subside. Our quarterly starts and sales pace were 3.6 homes and 3.7 homes per community, respectively, and we ended the fourth quarter with approximately 900 completed, unsold homes, less than one home per community, demonstrating our focus on inventory management.”
Mr. Miller concluded, "As we have seen over the past quarters, interest rates are fluctuating and are likely to continue to move, and the housing market will continue to rebalance pricing and interest rates. While we have a clear-cut strategy of execution, as we look towards 2023, we will only give broad boundaries for deliveries and gross margin. For the first quarter of 2023, the range for deliveries will be between 12,000 to 13,500 homes and gross margin will be about 21%. For the full year 2023, the range for deliveries will be between 60,000 to 65,000 homes. We continue to fortify our balance sheet with significant liquidity and operate from a position of strength, enabling us to continue to execute on our core strategies and outperform in periods of uncertainty.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2022 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2021
Homebuilding
Revenues from home sales increased 21% in the fourth quarter of 2022 to $9.7 billion from $8.0 billion in the fourth quarter of 2021. Revenues were higher primarily due to a 13% increase in the number of home deliveries and an 8% increase in the average sales price. New home deliveries increased to 20,064 homes in the fourth quarter of 2022 from 17,819 homes in the fourth quarter of 2021. The average sales price of homes delivered was $483,000 in the fourth quarter of 2022, compared to $448,000 in the fourth quarter of 2021.
Gross margins on home sales were $2.4 billion, or 24.8% (25.3% pre-impairment), in the fourth quarter of 2022, compared to $2.2 billion, or 28.0%, in the fourth quarter of 2021. Gross margins in the fourth quarter of 2022 include $30.8 million of homebuilding impairments in eight communities and $13.6 million of impairments to the Company's homes in backlog. During the fourth quarter of 2022, gross margin decreased due to an increase in costs per square foot primarily due to higher material and labor costs and higher land costs, which were partially offset by an increase in revenues per square foot, which was negatively impacted by higher sales incentives. Gross loss on land sales was $21.1 million in the fourth quarter of 2022, which includes $37.2 million of deposit write-offs as the Company walked away from 27,800 controlled homesites. This compared to gross margin on land sales of $6.3 million in the fourth quarter of 2021.

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Selling, general and administrative expenses were $563.4 million in the fourth quarter of 2022, compared to $477.6 million in the fourth quarter of 2021. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 5.8% in the fourth quarter of 2022, from 6.0% in the fourth quarter of 2021. This was the lowest percentage in the Company's history primarily due to an increase in leverage as a result of higher volume and average sales price and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $124.8 million in the fourth quarter of 2022, compared to $111.2 million in the fourth quarter of 2021. The increase in operating earnings was primarily due to higher volume and lower costs in the Company's title business due to benefits of the Company's technology efforts.
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $14.8 million in the fourth quarter of 2022, compared to $9.3 million in the fourth quarter of 2021. Operating loss for the Lennar Other segment was $106.1 million in the fourth quarter of 2022, compared to an operating loss of $176.2 million in the fourth quarter of 2021. The Lennar Other operating loss for both the fourth quarter of 2022 and 2021 was primarily due to negative mark-to-market adjustments on the Company's publicly traded technology investments.
RESULTS OF OPERATIONS
YEAR ENDED NOVEMBER 30, 2022 COMPARED TO
YEAR ENDED NOVEMBER 30, 2021
Homebuilding
Revenues from home sales increased 25% in the year ended November 30, 2022 to $31.8 billion from $25.3 billion in the year ended November 30, 2021. Revenues were higher primarily due to an 11% increase in the number of home deliveries and a 13% increase in the average sales price. New home deliveries increased to 66,399 homes in the year ended November 30, 2022 from 59,825 homes in the year ended November 30, 2021. The average sales price of homes delivered was $480,000 in the year ended November 30, 2022, compared to $424,000 in the year ended November 30, 2021.
Gross margins on home sales were $8.8 billion, or 27.5% (27.7% pre-impairment), in the year ended November 30, 2022, compared to $6.8 billion, or 26.8%, in the year ended November 30, 2021. Gross margins in the year ended November 30, 2022 include $33.6 million of homebuilding impairments in nine communities and $18.1 million of impairments to the Company's homes in backlog taken during the year. During the year ended November 30, 2022, an increase in costs per square foot primarily due to higher materials and labor costs, was mostly offset by an increase in revenues per square foot. Overall, gross margins improved year over year as land costs remained relatively flat while interest expense decreased as a result of the Company's focus on reducing debt. Gross loss on land sales was $28.5 million in the year ended November 30, 2022, which includes $47.9 million of deposit write-offs as the Company walked away from 42,000 controlled homesites. This compared to gross margin on land sales of $24.3 million in the year ended November 30, 2021.

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Selling, general and administrative expenses were $2.0 billion in the year ended November 30, 2022, compared to $1.8 billion in the year ended November 30, 2021. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 6.2% in the year ended November 30, 2022, from 7.1% in the year ended November 30, 2021, due to a decrease in broker commissions, an increase in leverage, and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $381.9 million in the year ended November 30, 2022. The operating earnings included a $35.5 million one-time charge due to an increase in a litigation accrual in the third quarter related to a court judgment. The Company has appealed this judgment since it believes there were clear errors of law made by the trial court. Excluding this one-time charge, operating earnings were $417.4 million, compared to operating earnings of $490.4 million in the year ended November 30, 2021. The decrease in operating earnings was primarily due to lower mortgage net margins driven by a more competitive mortgage market, partially offset by an increase in rate lock volume. Mortgage results were partially offset by the Company's title earnings, which increased primarily due to higher revenues per transaction and lower costs due to benefits of the Company's technology efforts.
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $66.8 million in the year ended November 30, 2022, compared to $21.5 million in the year ended November 30, 2021. Operating loss for the Lennar Other segment was $735.6 million in the year ended November 30, 2022, compared to operating earnings of $733.0 million in the year ended November 30, 2021. Lennar Other operating loss for the year ended November 30, 2022 was primarily due to negative mark-to-market adjustments on the Company's publicly traded technology investments. The operating earnings for the year ended November 30, 2021 were primarily due to positive mark-to-market adjustments on the Company's publicly traded technology investments and the gain on the sale of the Company's solar business.
Debt Transaction
During the year ended November 30, 2022, the Company retired early $575 million aggregate principal amount of its 4.75% senior notes due November 2022. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
Tax Rate
For both the years ended November 30, 2022 and 2021, the Company had a tax provision of $1.4 billion, which resulted in an overall effective income tax rate of 22.8% and 23.5%, respectively. The Company's overall effective income tax rate was lower in 2022 primarily due to the resolution of an uncertain state tax position and the retroactive reinstatement of the energy efficient home credits for 2022, resulting from the passage of the Inflation Reduction Act by Congress.

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Share Repurchases
During the fourth quarter of 2022, the Company repurchased 1.6 million shares of its common stock for $120.5 million at an average per share price of $75.32. For the year ended November 30, 2022, the Company repurchased 11.0 million shares of its common stock for $967.4 million at an average per share price of $88.20.
Liquidity
At November 30, 2022, the Company had $4.6 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.6 billion revolving credit facility, thereby providing $7.2 billion of available capacity.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities:

	First Quarter 2023	Fiscal Year 2023
New Orders	12,000 - 13,500
Deliveries	12,000 - 13,500	60,000 - 65,000
Average Sales Price	$440,000 - $450,000
Gross Margin % on Home Sales	About 21.0%
S,G&A as a % of Home Sales	About 8.0%
Financial Services Operating Earnings	$50 million - $55 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our fund’s borrowings on the willingness of the funds to invest in new projects; reductions in the market value of the Company's investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the potential negative impact to our business of the coronavirus (COVID-19) pandemic; possible unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2021. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, December 15, 2022. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3604 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2022	2021	2022	2021
Revenues:
Homebuilding	$9,741,652	8,015,636	31,951,335	25,545,242
Financial Services	230,735	228,956	809,680	898,745
Multifamily	179,167	188,395	865,603	665,232
Lennar Other	22,813	573	44,392	21,457
Total revenues	$10,174,367	8,433,560	33,671,010	27,130,676

Homebuilding operating earnings	$1,823,832	1,756,274	6,777,317	5,031,762
Financial Services operating earnings	125,228	111,404	383,302	491,014
Multifamily operating earnings	14,911	9,323	69,493	21,453
Lennar Other operating earnings (loss)	(105,111)	(176,186)	(734,649)	733,035
Corporate general and administrative expenses	(80,073)	(102,191)	(414,498)	(398,381)
Charitable foundation contribution	(20,064)	(17,819)	(66,399)	(59,825)
Earnings before income taxes	1,758,723	1,580,805	6,014,566	5,819,058
Provision for income taxes	(414,789)	(387,155)	(1,366,065)	(1,362,509)
Net earnings (including net earnings attributable to noncontrolling interests)	1,343,934	1,193,650	4,648,501	4,456,549
Less: Net earnings attributable to noncontrolling interests	21,490	3,159	34,376	26,438
Net earnings attributable to Lennar	$1,322,444	1,190,491	4,614,125	4,430,111

Average shares outstanding:
Basic	287,362	301,238	289,824	306,612
Diluted	287,362	301,238	289,824	306,612

Earnings per share:
Basic	$4.56	3.91	15.74	14.28
Diluted	$4.55	3.91	15.72	14.27

Supplemental information:
Interest incurred (1)	$49,970	64,516	230,839	275,091

EBIT (2):
Net earnings attributable to Lennar	$1,322,444	1,190,491	4,614,125	4,430,111
Provision for income taxes	414,789	387,155	1,366,065	1,362,509
Interest expense included in:
Costs of homes sold	80,980	93,868	293,105	342,756
Costs of land sold	139	190	498	2,475
Homebuilding other income, net	3,899	5,014	19,128	20,142
Total interest expense	85,018	99,072	312,731	365,373
EBIT	$1,822,251	1,676,718	6,292,921	6,157,993
(1)Amount represents interest incurred related to Homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2022	2021	2022	2021
Homebuilding revenues:
Sales of homes	$9,654,320	7,970,752	31,778,885	25,348,105
Sales of land	79,153	36,430	143,041	167,913
Other homebuilding	8,179	8,454	29,409	29,224
Total revenues	9,741,652	8,015,636	31,951,335	25,545,242

Homebuilding costs and expenses:
Costs of homes sold	7,255,931	5,741,575	23,025,467	18,562,213
Costs of land sold	100,224	30,086	171,589	143,631
Selling, general and administrative	563,356	477,581	1,964,243	1,796,697
Total costs and expenses	7,919,511	6,249,242	25,161,299	20,502,541
Homebuilding net margins	1,822,141	1,766,394	6,790,036	5,042,701
Homebuilding equity in loss from unconsolidated entities	(7,159)	(10,343)	(17,235)	(14,205)
Homebuilding other income, net	8,850	223	4,516	3,266
Homebuilding operating earnings	$1,823,832	1,756,274	6,777,317	5,031,762

Financial Services revenues	$230,735	228,956	809,680	898,745
Financial Services costs and expenses	105,507	117,552	426,378	407,731
Financial Services operating earnings	$125,228	111,404	383,302	491,014

Multifamily revenues	$179,167	188,395	865,603	665,232
Multifamily costs and expenses	194,609	178,421	848,931	652,810
Multifamily equity in earnings (loss) from unconsolidated entities and other income, net	30,353	(651)	52,821	9,031
Multifamily operating earnings	$14,911	9,323	69,493	21,453

Lennar Other revenues	$22,813	573	44,392	21,457
Lennar Other costs and expenses	8,608	11,961	32,258	30,955
Lennar Other equity in earnings (loss) from unconsolidated entities and other income (expense), net, and other gain (loss) (1)	(23,196)	15,191	(91,689)	231,731
Lennar Other unrealized gain (loss) from technology investments (2)	(96,120)	(179,989)	(655,094)	510,802
Lennar Other operating earnings (loss)	$(105,111)	(176,186)	(734,649)	733,035
(1)During the year ended November 30, 2021, the Company realized a gain of $158.1 million on the sale of its residential solar business.
(2)The following is a detail of Lennar Other unrealized gain (loss) from technology investments:

	Three Months Ended		Years Ended
	November 30,		November 30,
	2022	2021	2022	2021
Blend Labs (BLND) mark-to-market	$(4,120)	(13,596)	(25,630)	(6,744)
Hippo (HIPO) mark-to-market	(27,111)	(117,221)	(222,447)	207,634
Opendoor (OPEN) mark-to-market	(46,525)	(33,444)	(265,276)	239,312
SmartRent (SMRT) mark-to-market	(6,746)	(21,310)	(78,177)	79,483
Sonder (SOND) mark-to-market	(39)	—	(2,339)	—
Sunnova (NOVA) mark-to-market	(11,579)	5,582	(61,225)	(8,883)
	$(96,120)	(179,989)	(655,094)	510,802

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended November 30,
	2022	2021	2022	2021	2022	2021
Deliveries:	Homes		Dollar Value		Average Sales Price
East	6,287	5,911	$2,832,364	2,273,561	$451,000	385,000
Central	4,186	3,747	1,874,285	1,525,027	448,000	407,000
Texas	3,721	3,096	1,174,159	958,938	316,000	310,000
West	5,864	5,057	3,795,099	3,218,377	647,000	636,000
Other	6	8	3,570	7,774	595,000	972,000
Total	20,064	17,819	$9,679,477	7,983,677	$483,000	448,000
Of the total homes delivered listed above, 59 homes with a dollar value of $25.2 million and an average sales price of $426,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2022, compared to 37 home deliveries with a dollar value of $12.9 million and an average sales price of $349,000 for the three months ended November 30, 2021.

	At November 30,		For the Three Months Ended November 30,
	2022	2021	2022	2021	2022	2021	2022	2021
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	316	345	5,091	5,093	$2,114,576	2,119,658	$415,000	416,000
Central	313	302	2,299	2,940	937,816	1,280,027	408,000	435,000
Texas	235	241	2,706	3,154	708,833	1,032,468	262,000	327,000
West	341	372	3,101	4,345	1,770,085	2,853,569	571,000	657,000
Other	3	3	3	7	2,109	6,418	703,000	917,000
Total	1,208	1,263	13,200	15,539	$5,533,419	7,292,140	$419,000	469,000
Of the total new orders listed above, 78 homes with a dollar value of $29.1 million and an average sales price of $373,000 represent new orders in eight active communities from unconsolidated entities for the three months ended November 30, 2022, compared to 34 new orders with a dollar value of $12.1 million and an average sales price of $356,000 in four active communities for the three months ended November 30, 2021.

	For the Years Ended November 30,
	2022	2021	2022	2021	2022	2021
Deliveries:	Homes		Dollar Value		Average Sales Price
East	21,214	18,879	$9,268,940	6,846,153	$437,000	363,000
Central	13,152	12,138	5,830,587	4,807,195	443,000	396,000
Texas	12,993	10,939	4,212,223	3,204,609	324,000	293,000
West	19,015	17,850	12,513,277	10,503,304	658,000	588,000
Other	25	19	21,386	18,419	855,000	969,000
Total	66,399	59,825	$31,846,413	25,379,680	$480,000	424,000
Of the total homes delivered listed above, 174 homes with a dollar value of $67.5 million and an average sales price of $388,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2022, compared to 95 home deliveries with a dollar value of $31.6 million and an average sales price of $332,000 for the year ended November 30, 2021.

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	For the Years Ended November 30,
	2022	2021	2022	2021	2022	2021
New Orders:	Homes		Dollar Value		Average Sales Price
East	21,649	20,566	$9,516,178	7,908,164	$440,000	385,000
Central	12,020	12,871	5,351,534	5,366,197	445,000	417,000
Texas	11,424	12,382	3,596,037	3,833,294	315,000	310,000
West	15,990	18,703	10,604,593	11,725,035	663,000	627,000
Other	22	21	18,608	20,513	846,000	977,000
Total	61,105	64,543	$29,086,950	28,853,203	$476,000	447,000
Of the total new orders listed above, 261 homes with a dollar value of $116.7 million and an average sales price of $447,000 represent new orders from unconsolidated entities for the year ended November 30, 2022, compared to 136 new orders with a dollar value of $48.8 million and an average sales price of $359,000 for the year ended November 30, 2021.

	At November 30,
	2022	2021	2022	2021	2022	2021
Backlog:	Homes		Dollar Value		Average Sales Price
East	8,706	7,932	$3,820,714	3,448,719	$439,000	435,000
Central	4,025	5,104	1,855,430	2,321,174	461,000	455,000
Texas	2,697	4,266	837,083	1,453,270	310,000	341,000
West	3,440	6,465	2,226,477	4,135,161	647,000	640,000
Other	1	4	1,164	3,942	1,164,000	986,000
Total	18,869	23,771	$8,740,868	11,362,266	$463,000	478,000
Of the total homes in backlog listed above, 166 homes with a backlog dollar value of $77.8 million and an average sales price of $469,000 represent the backlog from unconsolidated entities at November 30, 2022, compared to 79 homes with a backlog dollar value of $28.6 million and an average sales price of $363,000 at November 30, 2021. During the year ended November 30, 2022, the Company acquired 339 homes and 53 homes in backlog in the East and Central Homebuilding segments, respectively.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	November 30,
	2022	2021
ASSETS
Homebuilding:
Cash and cash equivalents	$4,616,124	2,735,213
Restricted cash	23,046	21,927
Receivables, net	673,980	490,278
Inventories:
Finished homes and construction in progress	11,718,507	10,446,139
Land and land under development	7,382,273	7,108,142
Consolidated inventory not owned	2,331,231	1,161,023
Total inventories	21,432,011	18,715,304
Investments in unconsolidated entities	1,173,164	972,084
Goodwill	3,442,359	3,442,359
Other assets	1,323,478	1,090,654
	32,684,162	27,467,819
Financial Services	3,254,257	2,964,367
Multifamily	1,257,337	1,311,747
Lennar Other	788,539	1,463,845
Total assets	$37,984,295	33,207,778

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,616,128	1,321,247
Liabilities related to consolidated inventory not owned	1,967,551	976,602
Senior notes and other debts payable, net	4,047,294	4,652,338
Other liabilities	3,347,673	2,920,055
	10,978,646	9,870,242
Financial Services	2,353,904	1,906,343
Multifamily	313,484	288,930
Lennar Other	97,894	145,981
Total liabilities	13,743,928	12,211,496
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,608	30,050
Class B common stock of $0.10 par value	3,660	3,944
Additional paid-in capital	5,417,796	8,807,891
Retained earnings	18,861,417	14,685,329
Treasury stock	(210,389)	(2,709,448)
Accumulated other comprehensive income (loss)	2,408	(1,341)
Total stockholders’ equity	24,100,500	20,816,425
Noncontrolling interests	139,867	179,857
Total equity	24,240,367	20,996,282
Total liabilities and equity	$37,984,295	33,207,778

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2022	2021
Homebuilding debt	$4,047,294	4,652,338
Stockholders' equity	24,100,500	20,816,425
Total capital	$28,147,794	25,468,763
Homebuilding debt to total capital	14.4%	18.3%

Homebuilding debt	$4,047,294	4,652,338
Less: Homebuilding cash and cash equivalents	4,616,124	2,735,213
Net homebuilding debt	$(568,830)	1,917,125
Net homebuilding debt to total capital (1)	(2.4)%	8.4%
(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.